Exhibit 5.1

Baker & McKenzie
ABN 32 266 778 912
Tower One - International Towers Sydney
Level 46, 100 Barangaroo Avenue
Barangaroo NSW 2000
Australia
P.O. Box R126
Royal Exchange NSW 1225
Australia
Tel: +61 2 9225 0200
Fax: +61 2 9225 1595
DX: 218 SYDNEY
www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Washington, DC

*   Associated Firm

**   In cooperation with Trench, Rossi e Watanabe Advogados

5 December 2023

The Directors

Kazia Therapeutics Limited

Three International Towers

Level 24, 300 Barangaroo Ave

SYDNEY NSW 2000

Dear Directors

Kazia Therapeutics Limited - Prospectus Supplement to Registration Statement on Form F-3

We have acted as Australian legal counsel to Kazia Therapeutics Limited ACN 063 259 754 (Company), a public company limited by shares incorporated under the laws of the Commonwealth of Australia, in connection with its filing with the U.S. Securities and Exchange Commission (Commission) of a prospectus supplement (Prospectus Supplement) filed with the Commission on 4 December 2023 to a prospectus (Base Prospectus together with the Prospectus Supplement, collectively, including information incorporated or deemed incorporated by reference therein in accordance with the applicable rules of the Commission, being referred to herein as the Prospectus) that was filed with the Commission on 1 September 2021 as part of a registration statement on Form F-3 (File No. 333-259224) (including information incorporated or deemed incorporated to by reference therein in accordance with the applicable rules of the Commission) (Registration Statement) filed under the U.S. Securities Act of 1933, as amended (Securities Act), which became effective on 8 September 2021, (as amended or supplemented to the date of this opinion).

The Prospectus Supplement relates to the Company’s offering of (a) 2,620,000 American Depositary Shares (ADSs), each representing ten fully paid ordinary shares in the capital of the Company (Shares), and (b) 1,824,445 pre-funded warrants (Pre-Funded Warrants) with each Pre-Funded Warrant exercisable for one ADS, in each case, to Armistice Capital, LLC (Investor) in accordance with the terms of the Securities Agreement dated 30 November 2023 by and between the Investor and the Company (Securities Purchase Agreement) (paragraphs (a) and (b) together, the Offering). The aggregate subscription amount in relation to the Offering will be USD 2,000,000.25 (Subscription Amount), with the purchase price of each ADS being USD 0.45 and the purchase price for each Pre-Funded Warrant being USD 0.44 (equal to the purchase price per ADS minus the exercise price of USD 0.01). The USD 2,000,000.25 of ADSs offered under the Prospectus Supplement is included in the aggregate offering price of USD 100,000,000 under the Base Prospectus. The ADSs issuable upon exercise of the Pre- Funded Warrants are referred to herein as the Warrant ADSs.

Baker & McKenzie, an Australian Partnership, is a member of Baker & McKenzie International.

1.  Documents examined

1.1  For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)   the Securities Purchase Agreement;

(b)   the Registration Statement;

(c)   the Base Prospectus;

(d)   the Prospectus Supplement; and

(e)   the Constitution of the Company (Constitution).

1.2  We have also examined and relied upon a certificate, dated the date hereof, of the Chief Executive Officer of the Company, John Edwin Friend II, certifying the accuracy and completeness of the Constitution and circulating resolutions of the Board of Directors of the Company dated 30 November 2023 and 5 December 2023.

1.3  We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

2.  Searches

2.1  We have relied on the information that is available to the public in extract form in relation to the Company from the companies register maintained by the Australian Securities and Investments Commission (ASIC) on 4 December 2023 at 12:14 pm (Sydney time).

2.2  We have not made any other searches for the purposes of giving this opinion.

3.  Assumptions

3.1  For the purpose of the opinions expressed herein, we have assumed:

(a)   the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)   all documents, instruments and certificates submitted to us have not been modified, amended or terminated by subsequent actions or agreements of which we are not aware;

(c)   that each party to each document (including the Securities Purchase Agreement, as referred to the Prospectus Supplement) has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder (other than with respect to the Company to the extent expressly set forth in paragraph 5.1(b) below);

(d)   any facts which may give reason to question the validity, continuing effectiveness or lawfulness of any document or instrument have been drawn to our attention;

(e)   all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(f)   any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(g)   the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive (including by way of omission) in relation to any issuance or sale of ADSs or the issuance of the Shares underlying those ADSs;

(h)   there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to any issuance or sale of ADSs or the issuance of the Shares underlying those ADSs under the Registration Statement, the Base Prospectus or the Prospectus Supplement;

(i) all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing and undertaking a search of the companies register maintained by ASIC as noted in paragraph 2.1, in order for us to provide this opinion;

(j) the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time any ADSs are issued or sold or any Shares underlying those ADSs are issued; and

(k)   the details revealed by our search of the companies register maintained by ASIC is current at the date of that search.

3.2  The fact that the above assumptions have been made does not imply that we have made any inquiry to verify them. However, nothing has come to our attention in the course of our involvement in the Offering which has caused us to believe, and we do not believe, that any of these assumptions are incorrect.

4.  Qualifications

4.1  Our opinions expressed in this opinion are subject to the following qualifications:

(a)   we have acted and been involved only in our capacity as Australian legal counsel to the Company as described in this opinion. We express no opinion as to the impact or relevance of the laws of any other jurisdiction;

(b) we express no opinion on the business, operational, commercial, market- related, financial, accounting, insurance, superannuation or taxation matters referred to in the Prospectus Supplement;

(c) the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), will remain effective under the Securities Act at the time of the Offering;

(d)   the Prospectus Supplement with respect to the Offering has been prepared, delivered and timely filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder;

(e) the agreed upon consideration being received for the issue of the ADSs;

(f) the aggregate offering price for all issues of ADSs made pursuant to the Offering as contemplated by the Prospectus Supplement not exceeding Subscription Amount;

(g)   the terms of the issuance and sale of the ADSs being in conformity with the Constitution and the Corporations Act 2001 (Cth) (Corporations Act), and in the manner stated in the Registration Statement, the Base Prospectus and the Prospectus Supplement, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and

(h)   the statements made and opinions given in this opinion are based on the knowledge of those partners and solicitors of Baker & McKenzie who have acted for the Company in connection with the Offering. We have not made inquiries of other partners or solicitors of Baker & McKenzie who may have knowledge acquired in the course of acting on other matters for the Company or for other clients of the firm.

5. Opinion

5.1 Subject to the assumptions and qualifications set out in this opinion, we are of the opinion:

(a)   the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia and in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)   the issue of the ADSs, the Shares underlying those ADSs, the Pre-Funded Warrants and the Warrant ADS and the Shares underlying the Warrant ADSs, as contemplated under the Prospectus Supplement has been duly authorised by the Company and

(c)   the Shares underlying the ADSs, when issued and paid for in accordance with the Securities Purchase Agreement, and the Shares underlying the Warrant ADS, when issued in accordance with the Pre-Funded Warrants, will be validly issued, fully paid and “non-assessable” (for the purposes of this opinion, the term “non-assessable” when used to describe the liability of a person as the registered holder of securities is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such securities, having fully paid all amounts due on the issue of such securities, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company or subject to any call for payment of further capital in their capacity solely as holders of securities).

6.  Applicability

6.1  We consent to the use of this opinion as an exhibit to a Current Report on Form 6-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

6.2  This opinion is given in respect of the laws of New South Wales and the Commonwealth of Australia which are in force at 9:00 am (Sydney time) as at the date of this opinion. We have not investigated and do not express any view about, any law other than that of Australia.

6.3  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

6.4  This opinion is deemed to be given as of the date of this letter and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6.5  This opinion is given only on behalf of Baker & McKenzie, an Australian partnership, and not on behalf of any other member firm of Baker & McKenzie International. In this opinion, “Baker & McKenzie”, “we”, “us”, “our” and like expressions should be construed accordingly.

Yours sincerely

/s/ Baker & McKenzie

Baker & McKenzie